EXHIBIT 99.1

PRESS RELEASE

WebMD Announcement

NEW YORK, NY—September 3, 2003—WebMD Corporation announced today that a search warrant was issued in connection with an investigation being conducted by the Department of Justice with respect to the dealer acquisition program of the company’s physician services segment, WebMD Medical Manager, and the company’s 1999 $5.5 million financial restatement.

WebMD believes that the search warrant was based on misleading information from two terminated employees who WebMD has sued for taking improper kickbacks. The company believes that it has not violated any laws.

WebMD intends to fully cooperate with the authorities in this matter and does not expect that there will be any impact on the company’s operations.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications.

     CONTACT: WebMD

           Jennifer Meyer, 212/624-3912
           jmeyer@webmd.net

     SOURCE: WebMD